EXHIBIT 1.01




                                   GERDAU S.A.
                          CNPJ N(0) 33.611.500/0001-19
                              NIRE N(0) 33300032266
                            A PUBLICLY LISTED COMPANY

COMPANY BY-LAWS

CHAPTER I - HEADQUARTERS, OBJECTIVES AND DURATION:

ART. 1 - GERDAU S.A., headquartered in and under the jurisdiction of the City of Rio de Janeiro, in the state of Rio de Janeiro, shall be governed by these By-Laws and by the Brazilian legislation.


ART. 2 - The Company, which shall be in existence for an undefined duration, has as its principal object, the manufacture and sale of steel and/or metal products, some of its plants being integrated with ports. The Company may carry out any other commercial or industrial activity related to its principal object, including research, extraction, processing and sale of ores, the elaboration, execution and management of forestation and reforestation projects, as well as the sale, export or import of goods arising from or intended for its industrial or commercial activities, including the production of vegetable charcoal from its forests, the transport of goods that it has produced and its activities as a port operator, in accordance with the terms of Law No. 8,630 of February 25, 1993.

            First Paragraph - The facilities of the Company whose principal object is the manufacture and sale of long steel products shall have the following titles: those situated in the state of Rio de Janeiro, in the municipalities of Rio de Janeiro and Sao Goncalo, "GERDAU COSIGUA"; those situated in the state of Rio Grande do Sul, municipality of Charqueadas, "GERDAU ACOS FINOS PIRATINI"; municipalities of Sapucaia do Sul and Sao Leopoldo, "GERDAU SIDERURGICA RIOGRANDENSE"; those situated in the state of Parana, municipalities of Curitiba and Araucaria, "GERDAU GUAIRA"; those situated in the state of Bahia, municipality of Simoes Filho, "GERDAU USIBA"; those situated in the state of Ceara, municipality of Maracanau, "GERDAU SIDERURGICA CEARENSE"; those situated in the state of Pernambuco, municipality of Recife, "GERDAU ACONORTE"; the facility situated in the state of Sao Paulo, municipality of Guarulhos, that is dedicated to the production of welded mesh shall have the title of GERDAU TELCON". The establishments that are exclusively devoted to the wholesaling of steel and metallurgical products in general or to the processing of such products, located throughout the national territory, shall have the title of "COMERCIAL GERDAU".


ART. 3 - The Company may open and maintain branch offices, branches, subsidiaries, agencies and offices, both within Brazil and abroad, and may also hold stakes in other companies.


CHAPTER II - THE PAID-IN CAPITAL

ART. 4 - The Company's paid-in capital amounts to R$ 5,206,968,523,52 (five billion, two hundred six million, nine hundred sixty eight thousand, five hundred twenty three Brazilian reais and fifty two cents), split into 154,404,672 (one hundred fifty four million, four hundred four, six hundred seventy two) common shares and 290,657,361 (two hundred ninety million, six hundred fifty seven thousand, three hundred sixty one) preferred shares, without par value.

            ss. 1 - The Board of Directors may, independently from modifications to the Company's By-Laws, decide to issue new shares, including the capitalization of profits and reserves, in accordance with the terms of these By-Laws, up to an authorized limit of 400,000,000 (four hundred and forty million) common shares and 800,000,000 (eight hundred million) preferred shares.

            ss. 2 - Within the limit of the authorized capital, stock the Board of Directors may, on the basis of a plan approved by the General Meeting, grant stock options to its Directors, Executive Officers,
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            employees or individuals providers of services to the Company or to companies under its control.

            ss. 3 - Capital increases by the Company may consist of common or preferred shares or of shares of only one category, without maintaining proportions between each type or class of stock, while observing, with regard to the preferred shares, the maximum limit established by Law.

            ss. 4 - Pre-emptive rights must be exercised within a period of 30 (thirty) days, except when an issue consists of shares or securities convertible into shares, whose placement is made through stock exchange or in a public offering, or an exchange of shares made in a public offer for acquisition of control, in which events the Board of Directors shall guarantee priority to shareholders for the subscription of securities for a period of no less than 10 (ten) days.

            ss. 5 - Each common share shall carry one vote in the deliberations of the General Meeting.

            ss. 6 - The Company's shares shall, regardless of type or class, have an identical share in its profits and identical rights in any public offer in case of transfer of control, with these shares being guaranteed a price equal to the value paid per common share forming part of the controlling stake. Preferred shares shall not carry voting rights and may not be redeemed, although they shall enjoy in addition to the rights mentioned above, the following priorities and advantages:

                      a) The right to participate proportionately in the mandatory dividend, of at least 30% (thirty per cent) of the net income for the financial year, calculated in accordance with ss. 4 of Article 19;

                      b) Preference in the reimbursement of the Capital up to the value of their ideal proportion of the paid-in capital in the event of the liquidation of the Company, after which, common shares shall be reimbursed up to the value of their respective ideal proportion of the paid-in capital; the remaining amount shall be distributed on equal terms to all common and preferred shares.

            ss. 7 - The Company' shares shall exist in book entry form.

            ss. 8 - Shares shall be maintained in a deposit account in the name of their holders at Banco Itau S.A., without the issue of certificates.

            ss. 9 - The Company may charge for the cost of transferring ownership of book entry shares in accordance with the limits established by the Brazilian Securities Exchange Commission (Comissao de Valores Mobiliarios-CVM).

            ss. 10 - The Company may suspend share transfer services for periods not exceeding 15 (fifteen) days each and a total of 90 (ninety) days in any one year.


CHAPTER III - MANAGEMENT

SECTION I - GENERAL REGULATIONS

 ART. 5 - The Board of Directors and the Executive Officers shall be responsible for the Administration of the Company.

             ss. 1 - Each of the elected members of the Board of Directors or the Executive Officers shall take office by means of a entry recorded in the relevant register, independently of any guarantee.

             ss. 2 - The remuneration of members of the Board of Directors and the Executive Officers shall be established by the General Shareholders' Meeting, and may be approved on an individual or global basis, being the responsibility of the Board of Directors in the latter case, to decide on its distribution. The Meeting may determine that the President and the members of the Board of Directors that it appoints receive remuneration up to the level established for the Executive President.
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 SECTION II - BOARD OF DIRECTORS

ART. 6 - The Board of Directors is a collegiate decision-making body composed of 3 (three) to 10 (ten) effective members and up to 10 (ten) substitute members, at the discretion of the General Shareholders' Meeting that elects them, with the same members elected for a mandate of 1 (one) year, with reelection permitted.

            ss. 1 - The General Shareholders' Meeting shall determine, prior to the election of the members of the Board of Directors, the number of effective and substitute members to be elected. These numbers may differ from each other. If elected, the substitute members shall replace the effective members in the order established by the Meeting that elects them. The substitute member that cumulatively exercises the position of Executive Officer shall be automatically prohibited from occupying this position during the period in which he/she replaces the effective member, if, on account of his/her simultaneous occupation of this position, he/she exceeds the legal limit for the accumulation of positions. In the event that a vacancy arises and there are no substitute members, the substitute shall be appointed by the remaining Board members and shall serve until the first next General Shareholders' Meeting.

            ss. 2 - The General Shareholders' Meeting shall appoint from among the elected Board members, a President and up to four
            Vice-Presidents who shall replace the former in accordance with their respective order of nomination.

            ss. 3 - The Board of Directors shall meet whenever the interests of the Company require and at least once every six months, observing a minimum advance notice of 24 hours for the first call of the meeting, except in cases of manifest urgency, with the responsibility for call the meeting of the President of the Board or that of the majority of its members.

            ss. 4 - The meetings of the Board of Directors shall be considered to have been convened at a first call in the presence of a majority of its members, and at a second call, with any number of its members present, being chaired by the President or in his/her absence, by any other member of the Board of Directors. Decisions shall be taken by a majority vote among those present, with the President or his/her replacement holding the deciding vote and all members are entitled to vote in advance in written form. The decisions of these meetings shall be recorded as minutes in the relevant Company register.

            ss. 5 - In addition to the attributions arising from the other provisions of these By-Laws or the Law, the Board of Directors shall be responsible for:

                     (a) setting the general direction of the Company's business;

                     (b) approving the Company's strategic plan and the long-term and annual plans;

                     (c) approving expansion and investment programs, considering the risks involved and expected returns;

                     (d) defining the policy that will guide the relationships with investors and capital markets;

                     (e) establishing criteria for monitoring the Company's business performance;

                     (f) electing and dismissing Company's Directors and appointing their substitutes in the event of vacancies, establishing their attributions and evaluating their performances;

                     (g) establishing the individual compensation of Company'sDirectors and Executive Officers, in the event that the General Meeting has set a total, and proposing to the Shareholders' Meeting that it determine the participation of the above administrators in the Company's profits, observing the relevant terms of the law and these By-Laws;

                     (h) approving relevant alterations in the organizational structure of the Company that are necessary to support the strategies defined;

                     (i) monitoring the management of the Company's business by the Executive Officers and ensuring the strict implementation of decisions by the bodies of the Company; examining at any time, the books and papers of the Company; requesting information on contracts signed or due to be signed and any other acts;

                     (j) deciding the calling a General Shareholder's Meeting;

                     (k) expressing an opinion on Management's report and the accounts submitted by the Executive Officers;

                     (l) appointing and dismissing the independent auditors;

                     (m) authorizing the Company to negotiate of shares of its own issuance;

                     (n) authorizing the issuance of debt securities for public distribution;

                     (o) authorizing the payment of interest on capital stock, as well as its inclusion in the value of dividends for the fiscal year in reference;

                     (p) authorizing the taking of stakes in other companies, as well as the formation of consortia, `joint ventures' and strategic alliances both within Brazil and abroad;

                     (q) setting directives to be observed by the representatives of the Company in any meetings of the controlling group or of shareholders or at General Shareholders' Meetings of associated or subsidiary companies, or any other companies involved in consortia, `joint ventures' or strategic alliances in which the Company is a participant;

                     (r) setting on a periodic basis, value criteria, time of duration, extension of effects, etc., for which certain company acts, including loans by and to the Company, may only be effected by one or more Executive Officers or after prior authorization by the Executive Committee;

                     (s) authorizing the carrying out of acts that entail the divestment, even if in fiduciary form, or encumbrance of the Company's permanent assets, including their mortgaging, pledging, offering as collateral, mortgaging with possession, offering as surety or guaranty, use in confession of debts by simple contract, waiving of rights, transactions and agreements, with the Board also establishing when it deems convenient, which of the Executive Officers shall carry out the authorized act,

                     (t) authorizing, until such time as the criteria to which item (r) above refers are established, borrowings by the Company as well as the granting of loans and other credits, including those made to employees and members of Company bodies;

                     (u) strengthening and maintaining the Company's institutional image;

                     (v) deciding on the carrying out of any extraordinary act of management that is not covered by the exclusive authority of the General Shareholders' Meeting.

            ss. 6 - The Board of Directors may attribute to its President or to any one of its Vice-Presidents, or to any one of its members that it may appoint, responsibility for the systematic monitoring of the Company's business activities in such a way as to ensure the full attainment of the Company's objectives and the implementation of the decisions made by the same Board of Directors.

            ss. 7 - The Board may decide to create specific committees linked to itself, which shall include one or more of its members, with or without the participation of Executive Officers, Company employees or contracted third-parties with the aim of coordinating or orienting certain corporate processes or operations.


SECTION III - EXECUTIVE OFFICERS

ART. 7(0) - The Executive Officers shall consist of

           (a) an Executive President;

           (b) two to ten Executive Vice-Presidents; and

           (c) one and twenty five Executive Officers, without any specific designation.

           ss. 1 - The Directors, who are individuals resident in Brazil, whether shareholders of the Company or not, shall be elected by the Board of Directors for a mandate of one year.

           ss. 2 - The Executive Officers shall ordinarily meet on occasions determined by themselves, and extraordinarily, whenever necessary or convenient, when convened by the Executive President or any one of the Executive Vice-Presidents, or by any two Executive Officers.

           ss. 3 - The meetings of the Executive Officers shall be convened with a majority of their number at the first call. Decisions shall be taken by majority vote with the minutes of these recorded in the relevant Company register;

           ss. 4 - An advance vote submitted in written form shall be permitted for the purposes of a `quorum' both for convening a meeting and for voting on decisions. In these meetings, the President shall have the deciding vote in addition to his/her own.


ART. 8 - The Executive Officers shall carry out all acts necessary for the attainment of the Company's objectives, and shall take responsibility for the adequate implementation of decisions by the Company's bodies.


 ART. 9 - Regardless of their individual functions, the Executive Officers shall act under the orientation of the Executive Committee, a collegiate decision-making body constituted by the Executive President and the Executive Vice-Presidents who are specifically designated for this purpose by the Board of Directors.

            ss. 1 - The Executive Committee shall be responsible for elaborating and submitting to the approval of the Board of Directors:

                      (a) the strategic, long-term and annual plans of the Company as well as its expansion and investment plans;

                      (b) the Company's business portfolio;

                      (c) proposals for significant alterations in the organizational structure of the Company that are necessary to support the strategies defined by the Board of Directors.

            ss. 2 - The Executive Committee shall also be responsible for:

                    (a) establishing the basic directives regarding the executive actions of the Executive Officers as well as ensuring their strict implementation;

                    (b) determining the administrative structure of the Company, in accordance with the functions attributed to the Executive Officers;

                    (c) defining and systematizing the Company's processes and operations, approving its policies, strategies and directives, evaluating the respective performance of its incumbents, the degree of excellence achieved and the management techniques employed;

                    (d) establishing compensation policies and practices for personnel, profit sharing;

                    (e) orienting and providing the capacity and professional development for strategic executives, as well as providing for their replacement;

                    (f) implementing the goals established by the Board of Directors and submitting to the results obtained;

                    (g) submitting to the Board of Directors expansion or investment plans and taking responsibility for the results;

                    (h) authorizing the raising of funds, contracting loans and financing, both in Brazil and abroad, including the issuance of securities, in accordance with the relevant legal provisions as well as those that may be established by the Board of Directors;

                    (i) authorizing the practice of reasonable acts of generosity that benefit the employees or communities in which the Company is present, including the donation of unserviceable assets, in consideration of the Company's social responsibilities;

                    (j) monitoring and controlling the activities of the Company's associated and subsidiary companies;

                    (k) instructing the Company's representatives in meetings of the controlling group, shareholders and General Meetings of associated and subsidiary companies, in accordance with the directives established by the Board of Directors;

                    (l) authorizing the opening of branches and branch offices, agencies and offices;

                    (m) promoting the exchange of experience and the greatest possible synergy between Company operations and processes;

                    (n) disseminating the Company's culture and values at all levels of staff;

                    (o) taking responsibility for and care of the Company's institutional image;

                    (p) resolving cases not covered by these By-Laws, provided that these are not the preserve of the General Shareholders' Meeting nor of the Board of Directors.

              ss. 3 - The Executive Committee shall ordinarily meet on occasions determined by itself, and extraordinarily, whenever necessary or convenient, when convened by the Executive President or by two of its members.

              ss. 4 - The meetings of the Executive Committee shall be convened with a majority of its members at first call. Decisions shall be taken by majority vote and the minutes of the same shall be recorded in the relevant Company register;

              ss. 5 - An advance vote submitted in written form shall be permitted for the purposes of `quorum' both for convening a meeting and for voting on decisions. In these meetings, the President shall have the deciding vote in addition to his/her own.

              ss. 6 - The Executive Committee shall submit to the Board of Directors copies of the minutes of its meetings and those of the Executive Officers and shall provide the information required to evaluate the performance of the Company's activities.

              ss. 7 - Independent of their participation in the Executive Committee, each member shall be responsible for the management of the processes and operations that are assigned to them by the Board of Directors.

              ss. 8 - The Executive Committee may decide to create auxiliary committees that shall include one or more of its members and/or other Executive Officers, Company employees and third-parties, in order to promote the sharing of experiences and the greatest possible synergy between the Company's operations, or with the intention of coordinating, orienting, facilitating or supporting given processes or operations.


ART. 10 -Only in exceptional cases and authorized by the Board of Directors (Art.6 ss. 5, item (s)) or by the Executive Committee (Art. 9, ss.ss. 3 to 5) the Executive Officers shall serve on a full-time basis and shall not give sureties, guaranties or guarantee the debt of third parties in any manner.


ART. 11 - The Executive Officers shall be responsible for representing the Company actively and passively in court or outside it, observing relevant legal or statutory provisions and decisions taken by bodies of the Company.

ART. 12 - As a general rule and with the exception of cases forming the object of the subsequent paragraphs, the following undertakings by the Company shall be considered valid, whenever it is represented by any 2 (two) Executive Officers or by 1 (one) Executive Officers and 1 (one) attorney-in-fact or by 2 (two) attorneys-in-fact within the limits of their respective mandates:

              ss. 1 - Acts whose implementation requires prior authorization by the Board of Directors, or the Executive Committee, as specified in these By-Laws, may only be implemented once the above preliminary condition has been fulfilled.

              ss. 2 - The Company may be represented by only 1 (one) Executive Officers or 1 (one) attorney-in-fact, when the operation in question consists of the receiving and acquittance of amounts due to the Company, the issuing and negotiating, including the endorsing and discounting of bills relating to its sales, as well as cases of correspondence that do not create liabilities for the Company and the practice of simple routine administrative acts, including those relating to government offices, parastatal companies, public companies, private-public companies, commercial registries, labor courts, IAPAS, FGTS and their agent banks, and other institutions of an identical nature.

              ss. 3 - The Board of Directors and the Executive Committee may authorize acts that bind the Company through only one Executive Officer or attorney-in-fact, or, by adopting criteria that limits authority, restrict, in certain cases, the representation of the Company to only one Executive Officer or attorney-in-fact.

              ss. 4 - In appointing attorneys-in-fact, the following rules shall be observed:

                        (a) all mandates must be previously approved by the Executive Committee, or approved jointly by two of its members, or by two Executive Officers designated by the Committee;

                        (b) when the object of the mandate is an act that depends on the prior authorization of the Board of Directors or the Executive Committee, the granting of the same shall be expressly conditional on obtaining this authorization;

                        c) except in cases of judicial or similar representation, in which an essential feature of the mandate is its exercise until the resolution of the issue or case, all other mandates shall be issued for a defined period and must not exceed one year.

              ss. 5 - Acts carried out that are contrary to the rules of the preceding paragraphs shall be considered null and shall not generate liabilities to the Company.


CHAPTER IV - BOARD OF AUDITORS

ART. 13 - The Board of Auditors shall be composed of at least 3 (three) and at most 5 (five) effective members, one of them necessarily a financial expert, and with the same number of substitutes, whether shareholders or not, it being installed and elected at a General Shareholders' Meeting.

ss. 1(0) - The Board of Auditors shall:

a) Oversee acts of any officer, the acts of any director, and ensure that they comply with their legal and statutory duties;

b) give an opinion on the annual report of the management, including the supplementary information deemed necessary or useful for deliberation at a general meeting;

c) give an opinion on any proposals of the administrative bodies to be submitted to a general meeting, regarding an alteration in the capital, the issue of debentures or subscription bonuses, investment plans or capital budgets, dividend distribution, transformation, merger, consolidation or division;

d) report any error, fraud, and criminal act which may be discovered to any officer or to members of the administrative bodies, and if these fail to take any necessary steps to protect the corporation interest, report to the general meeting

e) call the annual general meeting should the administrative bodies delay doing so for more than one month, and an extraordinary general meeting whenever serious or urgent matters occur, including in the agenda of the meeting such matters as it may deem necessary;

f) examine at least every three months the trial balance sheet and other financial statements periodically prepared by the corporation;

g) examine the accounts and financial statements for the fiscal year and give an opinion on them;

h) exercise such responsibilities during a liquidation, bearing in mind the special provisions which regulate liquidations.

i)       receive and investigate complaints, denounces or irregularities;

j) give an opinion about hiring proposal or dismissal of the external auditor;

k) give an opinion about any services performed by the external auditor for the Company;

l)       give an opinion about tasks conducted by the external auditor;

m) mediate and suggest solutions to discussions between management and external auditors;

n) give an opinion about Accounting department and Internal Auditor controls.

                  ss. 2(0) - The Board of Auditors will be operating permanently.

                  ss. 3(0) - The Board of Auditors will define its charters by majority deliberation.

CHAPTER V - THE GENERAL SHAREHOLDERS' MEETING

ART. 14 - The General Shareholders' Meeting, duly called and installed in accordance with the law and this chapter, has powers to decide on all business activities relating to the object of the Company, as well as to make the decisions it considers appropriate to defend and for the development of the Company.


ART. 15 - The General Shareholders' Meeting shall be installed by one Director, or in his/her absence, by an attending Shareholder, with Shareholders chosen at the occasion to chair and act as secretary at the Meeting.

            ss. 1 - The Company may require, within a period established in the notice of calling, the depositing of proof of ownership of shares, submitted by the financial institution acting as depositary for the same shares, as well as to suspend, for the same period, transfer and stock split services.

            ss. 2 - Excepting those cases in which the law determines a qualified "quorum", the decisions of the Meeting shall be taken by an absolute majority vote, excluding blank votes.

ART. 16 - Minutes of the deliberations and proceedings of the General Meeting shall be recorded in the relevant register, together with the elements, indications, requirements and signatures, required by law.


ART. 17 - The General Meeting shall be Ordinary or Extraordinary in accordance with the material under consideration. The Ordinary General Meeting and the Extraordinary General Meeting may be called cumulatively and held in the same place at the same date and time, and documented in a single set of minutes.


ART. 18 - The Ordinary General Meeting must take place within the period established in law and shall have as its object:

            I. the receipt of the financial statements from the administrators and their examination, discussion and approval;

            II. the discussion of the assignment of the net income for the fiscal year and the distribution of dividends;

            III the election of members of the Board of Directors, and, whenever the case, of the Board of Auditors;

            IV. the approval of the monetary correction of the Paid-In Capital.



CHAPTER VI - FISCAL YEAR

ART. 19 - The fiscal year begins on January 1st and ends on December 31st of the same year.

           ss. 1 - At the end of each fiscal year, the Executive Officers shall order the preparation, observing the relevant legal provisions, of the following financial statements:


                     Balance sheet;

                     Statement of changes in stockholders' equity;

                     III. Income statement for the fiscal year in question;

                     IV. Statement of sources and applications of funds.


            ss. 2 - Together with the financial statements for the year, the Board of Directors shall submit to the Ordinary General Meeting a proposal on the assignment of the net income for the year, in accordance with the provisions of these By-Laws and the Law.

            ss. 3 - The Board of Directors may propose and the Meeting decide to subtract from the net income for the financial year, at least 5% (five per cent) of the same for the constitution of an Investment and Working Capital Reserve, that shall obey the following principles:

                        (a) its constitution shall not interfere with the right of the preferred shareholders to receive the minimum dividend to which they are entitled, nor shall it affect the payment of the mandatory dividend as defined in ss. 4, below;

                        (b) its balance, together with the balance of other income reserves, excepting the contingency and profit reserves, may not exceed the paid-in capital, under penalty of capitalization or distribution in cash of the excess amount;

                        (c) the reserve is intended to guarantee investments in fixed assets or increases in working capital, including the amortization of the Company's debt, independently of retention of income linked to the capital budget. The balance of the reserve may be used:

                              for absorbing losses, whenever necessary;

                              (ii) for distributing dividends at any time;

                              for operations of redemption, reimbursement or purchases of shares as authorized by law;

                              (iv) for incorporation into the Paid-in Capital, including stock bonuses with the issuance of new shares.

            ss. 4 - Shareholders shall be entitled to receive each fiscal year, by way of dividend, a percentage of the net income, in accordance with the mandatory minimum payout of 30% (thirty per cent) of the same net income, with the following adjustments:

                        (i) the addition to the following amounts:

                        - amounts arising during the fiscal year from the reversal of previous contingency reserves;

                        - amounts resulting from the realization, during the fiscal year, of profits that have previously been transferred to the unrealized profit reserve line;

                        - amounts arising from the realization during the fiscal year of increases in the value of assets, as a result of new valuations, recorded as revaluation reserve.

                        (ii) the subtraction of amounts assigned during the fiscal year for the constitution of legal reserves, the reserve for contingencies and the unrealized profit reserve.

            ss. 5 - The obligatory dividend shall include the preferential dividend and assignments to reserves of preexisting income or income based on intermediate or half-yearly financial statements, unless the General Shareholders' Meeting or Board of Directors establishes provisions of a different nature.

            ss. 6 - The members of the Board of Directors and the Executive Officers shall be entitled to a share of the profit of the Company, to be decided by the Shareholders' Meeting and in accordance with limits imposed by law. A condition for the payment of this compensation is the assignment to shareholders of the mandatory dividend referred to in ss. 4,. Whenever the half-year balance sheet is drawn up, and based on it, intermediate dividends paid that are equal to at least 30% (thirty per cent) of the net income for the period, calculated in accordance with the terms of ss. 4, the Board of Directors may decide to pay to the Directors and Executive Officers an additional bonus based on the half-yearly profits, subject to ad referendum of the General Shareholders' Meeting.

            ss. 7 - Whenever the mandatory dividend is paid from pre-existing profit reserves, a portion of the income for the fiscal year equivalent to the dividend paid shall be allocated back to the income reserve line.

            ss. 8 - The Board of Directors may declare dividends to be paid from pre-existing profit reserves, or from income existing in the previous annual, half-year or intermediate balance sheets.

            ss. 9 - The General Meeting may decide to capitalize reserves constituted in half-year or intermediate balance sheets.

            ss. 10 - Dividends not claimed within three years shall revert to the Company.

            ss. 11 - Preferred shares shall acquire voting rights in the event that the Company fails to pay the minimum dividends to which they are entitled for 3 (three) consecutive fiscal years, with the same shares retaining these rights until the first subsequent payment of dividends that the Company makes.


CHAPTER VII - LIQUIDATION

ART. 20 - The Company shall go into liquidation in the event of circumstances established by law, or following a decision to this effect by the General Shareholders' Meeting, which shall, in any event, establish the form of liquidation, appoint the liquidator and the members of the Board of Auditors, if it is decided that this latter body shall function during the liquidation period, and shall also establish the remuneration of the same body.

These By-Laws contain all modifications made prior to April 28, 2005.

                             Osvaldo Burgos Schirmer
                            Executive Vice President
                    In charge Director of Investor Relations